Exhibit 4.44

FACILITY AGREEMENT

between

CHIZZ (HK) LIMITED

as Borrower

and

Xunlei Network Technologies Limited

as Lender

relating to a

US$20,000,000 Term Loan Facility

25.	Amendments And Waivers	18

26.	Counterparts	18

SECTION 10 GOVERNING LAW AND DISPUTE RESOLUTION		19

27.	Governing Law	19

28.	Enforcement	19

SCHEDULE 1 CONDITIONS PRECEDENT		20

SCHEDULE 2 UTILISATION REQUEST		21

FACILITY AGREEMENT

THIS AGREEMENT is dated 9th September 2021 and is made between:

(1)	CHIZZ (HK) LIMITED, a corporation organized and existing under the laws of Hong Kong (the “Borrower”); and
(2)	Xunlei Network Technologies Limited, a corporation organized and existing under the laws of Hong Kong (the “Lender”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling 10 (ten) days after the date of this Agreement.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong.

“Commitment” means US$20,000,000.

“Default” means an Event of Default or any event or circumstance specified in Clause 17 (Events Of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Event of Default” means any event or circumstance specified as such in Clause 17 (Events Of Default).

“Facility” means the term loan facility made available under this Agreement, as the same may be reduced, varied or cancelled in accordance with the terms of this Agreement.

“Final Repayment Date” means the second anniversary of the Utilisation Date.

“Finance Document” means this Agreement and any other document designated as such by the Lender and the Borrower.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hong Kong” means, Hong Kong Special Administrative Region of the People’s Republic of China.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Interest Period” means the period determined in accordance with Clause 9 (Interest Periods).

“Interest Rate” means, in relation to the Interest Period for the Loan, 3 (three) per cent. per annum.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding of that loan.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Borrower;
(b)	the ability of the Borrower to perform its obligations under the Finance Documents; or
(c)	the validity or enforceability of this Agreement or the rights or remedies of the Lender under the Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will apply only to the last Month of any period.

“Party” means a party to this Agreement.

“Repeating Representations” means each of the representations set out in Clauses 14.1 (Status) to 14.9 (No proceedings pending or threatened) inclusive.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or
(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” has the meaning given to such term in Clause 10.1 (Tax definitions).

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date of the Utilisation, being the date on which the Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Utilisation Request ).

1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Lender”, the “Borrower”, the “Parent” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(ii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(iii)	“including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);
(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(v)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality); and

(vi)	a provision of law is a reference to that provision as amended or re-enacted.
(b)	Section, Clause and Schedule headings are for ease of reference only.
(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.
(e)

Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising The Hongkong and Shanghai Banking Corporation Limited's spot rate of exchange for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

SECTION 2

THE FACILITY

2.	THE FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrower a U.S. Dollar term loan facility in an aggregate amount of US$20,000,000 equal to the Commitment. The term of the loan will be 2 years starts from the Utilisation Date to the second anniversary of the Utilisation Date.

The Interest rate of the Loan is 3 (three) per cent. per annum.

3.	PURPOSE
3.1	Purpose

The Borrower shall apply the proceeds of the Facility towards the borrower's and its affiliates' business expansions and business operation capital.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION
4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in and appearing to comply with the requirements of Schedule 1 (Conditions Precedent), each in form and substance satisfactory to the Lender.  The Lender shall notify the Borrower promptly upon receiving such documents and other evidence.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lender will be obliged to comply with Clause 5.4 (Disbursement of Loan) only if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and
(b)	the Repeating Representations to be made by the Borrower are true in all material respects.
4.3	Maximum number of Loans

Only 1 (one) Loan may be borrowed under the Facility.

SECTION 3

UTILISATION

5.	UTILISATION
5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a copy of a duly completed Utilisation Request not later than 10.00 a.m. (Hong Kong time) on the fifth Business Day before the proposed Utilisation Date (or such other time as the Lender may otherwise agree).

5.2	Completion of a Utilisation Request
(a)	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period; and
(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount).
(b)	Only one Loan may be requested in the Utilisation Request and the Borrower may only make one Utilisation Request.
5.3	Currency and amount
(a)	The currency specified in the Utilisation Request must be U.S. Dollars.
(b)	The amount of the proposed Loan must be an amount which is not more than the Commitment.
5.4	Disbursement of Loan

If the conditions set out in Clause 4 (Conditions of Utilisation) and 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) above have been met, the Lender shall make the Loan available to the Borrower by transfer to the Borrower’s bank account specified in the Utilisation Request on the Utilisation Date.

5.5	Cancellation of Commitment

The Commitment shall be immediately cancelled at the end of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT
6.1	Repayment

Subject to the provisions of Clause 7 (Prepayment And Cancellation), the Borrower shall repay the outstanding amount of the Loan in full on the Final Repayment Date.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION
7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;
(b)	upon the Lender notifying the Borrower, the Commitment will be immediately cancelled; and
(c)	the Borrower shall repay the Loan within 5 (five) Business Days after the date specified by the Lender in the notice delivered to the Borrower.
7.2	Voluntary prepayment of Loans

The Borrower may, if it gives the Lender not less than 10 (ten) Business Days' (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of the Loan.

7.3	Restrictions
(a)

Any notice of prepayment given under this Clause 7 (Prepayment And Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid but without premium, fees or penalty.
(c)	The Borrower may not reborrow any part of the Facility which is prepaid.
(d)	If the Commitment is reduced in accordance with this Agreement, the amount of such reduction may not be subsequently reinstated.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST
8.1	Calculation of interest

Subject to Clause 8.3 (Default interest), the rate of interest on the Loan for the Interest Period is the Interest Rate.

8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan every six (6) months.

8.3	Default interest
(a)

If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate of 7 (seven) per cent. per annum and shall be compounded on the last day of the Interest Period and thereafter at three-monthly intervals.

(b)	Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Borrower on demand by the Lender.
9.	INTEREST PERIODS
9.1	Interest Period

The Interest Period shall start on the Utilisation Date and end on the Final Repayment Date (or such earlier date as the Loan is repaid in full).

9.2	Non-Business Days

If the Interest Period would otherwise end on a day which is not a Business Day, the Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

10.	TAX GROSS-UP AND INDEMNITIES
10.1	Tax definitions
(a)	In this Clause 10 (Tax Gross-Up And Indemnities):

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by the Borrower to the Lender under Clause 10.2 (Tax gross-up) or a payment under Clause 10.3 (Tax indemnity).

(b)

Unless a contrary indication appears, in this Clause 10 (Tax Gross-Up And Indemnities) a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

10.2	Tax gross-up
(a)

All payments to be made by the Borrower to the Lender under the Finance Documents shall be made free and clear of and without any Tax Deduction unless the Borrower is required to make a Tax Deduction, in which case the sum payable by the Borrower (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)

The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.  Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to it.

(c)

If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.3	Tax indemnity
(a)

Without prejudice to Clause 10.2 (Tax gross-up), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall, within three Business Days of demand, promptly indemnify the Lender in respect of any loss or liability as a result of such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 10.3 (Tax indemnity) shall not apply to any Tax imposed on and calculated by reference to the net income actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which the Lender is incorporated.

10.4	Tax credit

If the Borrower makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and
(b)	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Borrower which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

10.5	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, and
(b)

within three Business Days of demand, indemnify the Lender against any cost, loss or liability that the Lender incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

10.6	Indirect tax
(a)

All amounts set out or expressed in a Finance Document to be payable by the Borrower to the Lender shall be deemed to be exclusive of any Indirect Tax.  If any Indirect Tax is chargeable on any supply made by the Lender to the Borrower in connection with a

Finance Document, the Borrower shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)

Where a Finance Document requires the Borrower to reimburse the Lender for any costs or expenses, the Borrower shall also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of the costs or expenses to the extent the Lender reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

11.	MITIGATION BY THE LENDER
11.1	Mitigation
(a)

The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality) or Clause 10 (Tax Gross-Up And Indemnities), including (but not limited to):

(i)

providing such information as the Borrower may reasonably request in order to permit the Borrower to determine its entitlement to claim any exemption or other relief (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction; and

(ii)	in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate.
(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.
11.2	Limitation of liability
(a)	The Borrower shall promptly indemnify the Lender for all reasonable costs and expenses incurred by it as a result of steps taken by it under Clause 11.1 (Mitigation).
(b)	The Lender is not obliged to take any steps under Clause 11.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.
12.	OTHER INDEMNITIES
12.1	Currency indemnity
(a)

If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within 3 (three) Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
12.2	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by it as a result of:

(a)	the occurrence of any Event of Default;
(b)	any information produced or approved by the Borrower being or being alleged to be misleading and/or deceptive in any respect;
(c)	a failure by the Borrower or the Parent to pay any amount due under a Finance Document on its due date or in the relevant currency;
(d)

funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender); or

(e)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
13.	COSTS AND EXPENSES
13.1	Transaction costs

Each party shall pay their respective costs and expenses (including legal fees) reasonably incurred in connection with the negotiation, preparation and execution of:

(a)this Agreement and any other documents referred to in this Agreement; and

(b)any other Finance Documents executed after the date of this Agreement.

13.2	Amendment costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within 5 (five) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including, but not limited to, legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

13.3	Enforcement and preservation costs

The Borrower shall, within 5 (five) Business Days of demand, pay to the Lender the amount of all costs and expenses (including, but not limited to, legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

14.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 14 (Representations) to the Lender on the date of this Agreement.

14.1	Status
(a)	It is a corporation, duly incorporated and validly existing under the laws of Hong Kong.
(b)	It has the power to own its assets and carry on its business as it is being conducted.
14.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

14.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;
(b)	its constitutional documents; or
(c)	any agreement or instrument binding upon it or any of its assets,
14.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

14.5	Validity and admissibility in evidence

All authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;
(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and
(c)	for it to carry on its business, and which are material,

have been obtained or effected and are in full force and effect (or will be by the time required).

14.6	Governing law and dispute resolution
(a)	The choice of Hong Kong law as the governing law of this Agreement will be recognised and enforced in its jurisdiction of incorporation.
(b)	Any judgment obtained in Hong Kong in relation to this Agreement will be recognised and enforced in its jurisdiction of incorporation.
14.7	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of the Utilisation.
(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it which would reasonably be expected to have a Material Adverse Effect.

14.8	No misleading information

All information supplied by or on behalf of the Borrower for the purposes of the Facility was true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

14.9	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, would reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

14.10	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of a Utilisation Request.

15.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 15 (Information Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

15.1	Financial statements

The Borrower shall promptly supply to the Lender:

(a)

as soon as the same become available but in any event within 180 days after the end of its most recently ended financial year, its audited financial statements for the most recently ended financial year; and

(b)	as soon as the same become available, its financial statements for the most recently ended financial half year.
15.2	Information: miscellaneous

The Borrower shall supply to the Lender:

(a)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower and which might, if adversely determined, have a Material Adverse Effect; and

(b)	promptly, such further information regarding the financial condition, business and operations of the Borrower as the Lender may reasonably request.

15.3	Notification of default
(a)	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
(b)

Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

16.	GENERAL UNDERTAKINGS

The undertakings in this Clause 16 (General Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

16.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Lender of,

any authorisation required to enable the Borrower to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

16.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its payment obligations under the Finance Documents.

16.3	Ranking

The Borrower shall ensure that its payment obligations under the Finance Documents rank first and take precedence over the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.4	Change of business

The Borrower shall not, and shall procure that no Subsidiary of the Borrower will, make any substantial change to the general nature of the business of the Borrower or such Subsidiary of the Borrower from that carried on at the date of this Agreement.

17.	EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Clause 17 (Events of Default) (other than Clause 17.10 (Acceleration)) is an Event of Default.

17.1	Non-payment

The Borrower does not pay on the due date any amount payable by it pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless payment is made within 3 (three) Business Days of its due date.

17.2	Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 17.1 (Non-payment)).
(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 (ten) Business Days of the earlier of (i) the Lender giving notice to the Borrower of the failure to comply and (ii) the Borrower becoming aware of the failure to comply.

17.3	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Documents is incorrect or misleading in any material respect when made or deemed to be made and, if capable of remedy, such representation or statement remains incorrect or misleading in any material respect at the end of the ten (10) day period following (i) notice thereof by the Lender to the Borrower or (ii) the Borrower becoming aware of such misrepresentation, whichever is the earlier.

17.4	Insolvency
(a)

The Borrower or a Subsidiary of the Borrower is or is presumed or deemed to be unable or admits its inability to pay its debts as they fall due, suspends making payments on any of its debts or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Borrower or a Subsidiary of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any indebtedness of the Borrower or a Subsidiary of the Borrower and such moratorium is not stayed or removed within ten (10) days.
17.5	Insolvency proceedings

Any corporate action or legal proceedings is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or a Subsidiary of the Borrower;

(b)

a composition or arrangement with any creditor of the Borrower or a Subsidiary of the Borrower, or an assignment for the benefit of creditors generally of the Borrower or a Subsidiary of the Borrower, or a class of such creditors;

(c)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer of the Borrower or a Subsidiary of the Borrower or any of its assets; or
(d)	enforcement of any Security over any assets of the Borrower or a Subsidiary of the Borrower,

or any analogous procedure or step is taken in any jurisdiction.

Clause 17.5(a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 (fourteen) Business Days of commencement.

17.6	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower or a Subsidiary of the Borrower.

17.7	Unlawfulness

It becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

17.8	Repudiation

The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

17.9	Material adverse change

An event occurs which the Lender reasonably believes has or is reasonably likely to have a Material Adverse Effect.

17.10	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrower:

(a)	cancel the Commitment whereupon it shall immediately be cancelled; and/or
(b)

declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be immediately due and payable, whereupon they shall become immediately due and payable.

(c)	declare that the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Lender; and/or
(d)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 8

CHANGES TO PARTIES

18.	CHANGES TO THE PARTIES
(a)	The Lender may assign or transfer any of its rights and/or obligations under the Finance Documents to any other person.
(b)	The Borrower may not assign or transfer any of its rights and/or obligations under the Finance Documents, except with the prior written consent of the Lender.

SECTION 9

ADMINISTRATION

19.	PAYMENT MECHANICS
19.1	Payments to the Lender

On each date on which the Borrower is required to make a payment under a Finance Document, the Borrower shall make the same available to the Lender for value on the due date at the time and to such account with such bank as the Lender specifies.

19.2	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

19.3	Business Days
(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under paragraph (a) above, interest is payable on the principal at the rate payable on the original due date.
19.4	Currency of account
(a)	Subject to paragraphs (b) and (c) below, U.S. Dollar is the currency of account and payment for any sum due from the Borrower under any Finance Document.
(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than U.S. Dollar shall be paid in that other currency.
19.5	Partial payments
(a)

If a payment received or recovered by the Lender under or in connection with any Finance Document is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, such payment shall be applied by the Lender towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest (other than as provided in (i) above) due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Lender may at any time at its discretion vary the order set out in paragraph (a) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.
20.	SET-OFF

The Lender may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a reasonable market rate of exchange in its usual course of business for the purpose of the set-off.

21.	NOTICES
21.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or email.

21.2	Addresses

The address, email address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name on the signature page below; and
(b)	in the case of the Lender, that identified with its name on the signature page below,

or any substitute address, email address and fax number or department or officer as one Party may notify to each other Party by not less than 5 (five) Business Days' notice.

21.3	Delivery
(a)	Subject to paragraph (b) below, any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:
(i)	if by way of fax, only when received in legible form; or
(ii)	if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
(iii)	if by way of email, one hour after the time it was sent to the email address referred to in Clause 21.2.

and, if a particular department or officer is specified as part of its address details provided under Clause 21.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to a Party will be effective only when actually received by that Party and then only if it is expressly marked for the attention of the department or officer identified with that applicable Party's signature below (or any substitute department or officer as that relevant Party shall specify for this purpose).

21.4	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)

if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

22.	CALCULATIONS AND CERTIFICATES
22.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with this Agreement, the entries made in the accounts maintained by the Lender are conclusive evidence of the matters to which they relate unless there is gross and manifest error.

22.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

22.3	Day count convention

Any interest, commission or fee accruing under this Agreement will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the market differs, in accordance with that market practice.

23.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

24.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

25.	AMENDMENTS AND WAIVERS

Any term of this Agreement may be amended or waived only in writing by the Borrower and the Lender.

26.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

SECTION 10

GOVERNING LAW AND DISPUTE RESOLUTION

27.	GOVERNING LAW

This Agreement is governed by the laws of Hong Kong.

28.	ENFORCEMENT
(a)

The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)

This Clause 28 is for the benefit of both Parties.  As a result, each Party shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, each Party may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

1.	The Borrower
(a)	A copy of the constitutional documents of the Borrower, amended in a manner satisfactory to the Lender.
(b)	A copy of a resolution of the board of directors of the Borrower:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents;
(ii)	authorising a specified person or persons to execute the Finance Documents on its behalf; and
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.
(d)	A copy of a unanimous resolution of all the holders of the issued shares in the Borrower, approving the execution and the terms of, and the transactions contemplated by, the Finance Documents.
(e)	A certificate from the Borrower (signed by a director) confirming that borrowing the Commitment would not cause any borrowing or similar limit binding on it to be exceeded.
(f)

A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 1 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Other documents and evidence

A copy of any other authorisation or other document, opinion or assurance which the Lender reasonably considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

SCHEDULE 2

UTILISATION REQUEST

From:	[Borrower]
To:	[Lender]

Dated:

Dear Sirs

[Borrower] – [            ] Facility Agreement

dated _____ [        ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.
2.	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	US$ [ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4.	The proceeds of the Loan should be credited direct to [account].
5.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………
authorised signatory for
[Borrower]

SIGNATURE PAGE

Borrower

For and on behalf of
CHIZZ (HK) LIMITED
香港小川互娱有限公司

By:	/s/ Li Jinbo
Authorized Signature

Address: Room 407, Taixing Building, No.11 East Huayuan Road, Haidian District, Beijing, China (北京市海淀区花园东路11号泰兴大厦407)

Attention: Zhangliang Tang

Telephone: ******

Email: ******

Lender

For and on behalf of
Xunlei Network Technologies Limited

By:	/s/ Zhang Yubo
Authorized signature

Address:

Attention:

Telephone:

Facsimile:

Email: